FEE APPORTIONMENT AGREEMENT

THIS FEE APPORTIONMENT AGREEMENT (the “Agreement”) is made as of February 20, 2020, by and among: (1) Tributary Funds, Inc., a registered open-end management investment company organized as a Nebraska corporation having its principal place of business at 1620 Dodge Street, Omaha, NE 68197 (the “Company”), on behalf of the Tributary Short/Intermediate Bond Fund, the Tributary Small Company Fund, the Tributary Small/Mid Cap Fund, the Tributary Income Fund, the Tributary Balanced Fund, the Tributary Nebraska Tax-Free Fund and the Tributary Growth Opportunities Fund, (each, a “Fund” and collectively, the “Funds”), (2) Tributary Capital Management, LLC, a Colorado limited liability company (“Tributary”), and (3) First National Bank, a national banking association having its principal place of business at 14010 FNB Parkway, Omaha, NE 68154, on behalf of its division, First National Fund Advisers (“FNFA,” together with Tributary and the Funds, the “Parties”).

Preliminary Statement

A.       Tributary serves as investment adviser to the Funds, and FNFA serves as sub-advisor to Tributary with respect to the Tributary Income Fund (the “Income Fund”), Tributary Short-Intermediate Bond Fund (the “Short-Intermediate Fund”), Tributary Growth Opportunities Fund (the “Growth Opportunities Fund”), Tributary Nebraska Tax-Free Fund (the “Nebraska Tax-Free Fund” and the Tributary Balanced Fund (the “Balanced Fund”) together the “FNFA Advised Funds”).

B.       The Company and LPL Financial LLC (“LPL”) are parties to an Omnibus Shareholder Services Agreement dated January 21, 2020 (“Agreement”), under which LPL provides certain services (“Services”) to each of the Funds in connection with LPL’s customers’ purchase of shares of the Funds (such shares owned by LPL customers, the “Shares”) through LPL’s platform.

C.       In exchange for LPL’s performance of the Services, the Company, as provided in the Agreement, has agreed to pay LPL a fee in the amount of 0.15% (15 bps) of the aggregate daily net asset value of shares held in Omnibus Accounts at LPL.

D.       The Company, on behalf of the Funds, wishes to set forth the apportionment of the fee amongst the Company, Tributary and FNFA. For purposes of clarification, the Company shall pay LPL directly for the portion of the fee payable from the Company, with Tributary being responsible to pay LPL the remaining amount as provided in this Agreement. This Agreement also sets forth the amounts to be paid to Tributary by FNFA.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Parties agree as follows:

AGREEMENT

1.        Responsibility of Fee. The amount due to LPL for the Institutional Class shall be paid by the Company as allowable under the Shareholder Servicing Fee in accordance with the terms of the Administrative Services Agreement. The amount due to LPL for the Institutional Plus class shall be paid by Tributary.

2.        Apportionment of Tributary Portion Between Tributary and FNFA. For so long as Tributary is obligated to pay LPL the Tributary Fee, FNFA will reimburse Tributary for one-half of the portion attributable to the FNFA Advised Funds.

3.        Reference to Agreements. The term of this Agreement and the obligations hereunder shall only continue so long as Tributary is obligated to pay the Fee. In the event the amount of the Fee is modified or the Services Agreement is otherwise modified, the Parties may mutually agree to correspondingly modify this Agreement.

4.        Amendments. This Agreement may be amended by the written agreement of the Parties hereto, including any amendment to the apportionment and reimbursement provisions of Sections 1 and 2; provided, that such amendment shall have no effect on the total Fee owed pursuant to the Services Agreement.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Fee Apportionment Agreement to be executed by their officers designated below as of the day and first year above written.

TRIBUTARY FUNDS, INC.

By:	/s/ Steve Wade
Name:	Steve Wade
Title:	President

TRIBUTARY CAPITAL MANAGEMENT, LLC

By:	/s/ Mark Wynegar
Name:	Mark Wynegar
Title:	President

FIRST NATIONAL BANK

FIRST NATIONAL FUND ADVISERS

By:	/s/ Kurt Spieler
Name:	Kurt Spieler
Title:	Chief Investment Officer